UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Thornburg Mortgage, Inc.

(Name of Registrant as Specified In Its Charter)

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On May 16, 2008, Thornburg Mortgage, Inc. (the “Company”) posted the following letter on its internet Web site for the benefit of shareholders entitled to vote at the Company’s 2008 Annual Meeting of Shareholders.

May 15, 2008

Dear Fellow Shareholder,

As a company shareholder, you’re probably well aware of the difficulties that we’ve been weathering in recent months. Starting in mid-February, a liquidity crunch crippled the mortgage finance industry for a second time in a year, and over the course of a few weeks, it compounded the market turmoil that initially affected the mortgage finance industry in August 2007 and forced the company to the brink of collapse.

As liquidity left the mortgage-backed securities market, we faced a sudden and severe liquidity crunch that resulted in a series of additional margin calls from our reverse repurchase agreement lenders. These lenders provide us with short-term financing, using our mortgage-backed securities as collateral. When the market value of the company’s high quality mortgage-backed securities declined as part of the market’s overall collapse, certain of our reverse repurchase agreement lenders immediately demanded additional collateral of approximately $900 million. While we were able to meet a portion of these margin calls, $610 million remained unmet as of March 6, 2008.

We are pleased to report that Thornburg Mortgage is working to resolve the current crisis. Through the Override Agreement entered into with our reverse repurchase agreement and auction swap agreement lenders on March 17, 2008, we were able to secure a 364-day reprieve from margin calls and a reduction of margin requirements. This agreement required us to raise at least $1 billion in capital in a very short period of time. We were able to raise $1.35 billion in financing from MatlinPatterson and 49 other investors that helped maintain our ability to stay afloat. However, this financing transaction included conditions that we must meet in order for us to be in a position to resume normalized business operations. While the proposed recapitalization came at a high cost to existing shareholders as of April 11, 2008, our Board of Directors reviewed a range of alternatives and determined this financing transaction represented the best alternative reasonably available to the company and its shareholders.

Approval of the proposals described in the proxy statement is necessary to meet some of the conditions to the financing transaction we entered into and will help us rebuild our core business: originating and securitizing loans. Since we have not yet received your vote, we’re now appealing to you to help us take the next step forward in the company’s recovery. The approval of the proposals described in the proxy statement will determine whether Thornburg Mortgage will have the means to resume normalized business operations.

The Board of Directors unanimously recommends you vote “FOR” the three proposals to (a) elect three nominees to serve on our Board of Directors as Class II directors, each to serve for a three-year term and until his successor is duly elected and qualified, (b) amend our charter to increase the number of authorized shares of capital stock from 500 million to 4 billion shares, and (c) amend our charter with respect to each outstanding series of our preferred stock to, among other things, remove restrictive covenants that currently prohibit us from purchasing our preferred stock when all cumulative dividends on the related series of preferred stock have not been paid in full, make the dividends on the preferred stock non-cumulative and eliminate all accrued but unpaid dividends, and eliminate substantially all voting rights of the preferred stockholders.

Approval of the proposed amendments to our charter will satisfy certain conditions necessary for us to:

•

Reduce our interest rate payments on our senior subordinated secured notes due 2015 to 12% from 18%, reducing our aggregate interest expense by an anticipated $69 million per year until the notes are repaid;

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Terminate the Principal Participation Agreement and thereby create additional cash flow for us because after March 19, 2009, principal payments on the securities subject to our reverse repurchase agreements may be received by the company rather than required to be made to the participants in the Principal Participation Agreement. Furthermore, any future appreciation in the fair market value of the mortgage-backed securities subject to the reverse repurchase agreements would be recovered by the company for the benefit of our shareholders; and

•

Issue additional senior subordinated secured notes in exchange for the $200 million of escrowed funds, which will be used for the purpose of funding the cash portion of the proposed tender offer for all of our preferred stock.

We believe that there will be several significant adverse consequences to the company if the proposals to amend our charter are not approved. If the proposed amendments to our charter are not approved, the company will have limited opportunity to resume normalized business operations. As noted above, failure to approve the proposals will result in the company continuing to pay 18% interest on its senior subordinated secured notes. In addition, pursuant to the terms of the Principal Participation Agreement, the company will not receive principal payments on its mortgage-backed securities and any future appreciation in the fair market value of these assets will be recovered by participants in the Principal Participation Agreement, as opposed to being recovered by the company.

The proposals to amend our charter to increase the number of authorized shares of our capital stock and change the terms of our preferred stock require the affirmative vote of holders of our common stock and Series F Preferred Stock entitled to cast 66 2/3% of the votes entitled to be cast at the 2008 Annual Meeting. A failure to vote on either proposal, no matter the amount of your holdings, will have the same effect as a vote against such proposal.

The proxy statement you previously received provides you with information about the 2008 Annual Meeting and the proposals the Board of Directors has unanimously approved. We encourage you to read the entire proxy statement carefully. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission (www.sec.gov) and on our Web site (www.thornburgmortgageproxy.com).

Your vote, regardless of the number of shares you own, is important. Whether or not you plan to attend the 2008 Annual Meeting, which will be held at the Eldorado Hotel in Santa Fe, New Mexico, on Thursday, June 12, 2008, at 12:00 p.m., local time, I hope you will vote as soon as possible.

You may authorize your proxy over the Internet, by telephone or by mailing a proxy card. Authorizing your proxy over the Internet, by telephone or by mail will ensure your representation at the 2008 Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these options.

Thank you for your ongoing support of and continued interest in Thornburg Mortgage, Inc. If you need any assistance, or have any questions regarding any of the proposals or how to vote your shares, please call our proxy solicitor, Georgeson Inc., at 1-866-399-8748.

Sincerely,

Larry A. Goldstone President and Chief Executive Officer